    News Release

TranSwitch Corporation Announces
Closing of Common Stock Offering and Over-Allotment Option

SHELTON, CT – May 20, 2011 – TranSwitch Corporation (NASDAQ: TXCC) today announced the completion of its previously announced public offering of 5,400,000 shares of its common stock. The company also completed the sale of 810,000 additional shares of its common stock at the public offering price of $2.80 per share pursuant to the full exercise of the over-allotment option granted to underwriters of the public offering.  After the underwriting discount and estimated offering expenses payable by the company, the company received net proceeds of approximately $16.2 million.  Needham & Company, LLC, which acted as sole book-running manager for the offering, and Northland Capital Markets and Signal Hill, which acted as co-managers for the offering informed the company that they were exercising the over-allotment option on May 19, 2011.

TranSwitch intends to use the net proceeds from the offering for general corporate purposes, including working capital. The shares described above are being offered by TranSwitch Corporation pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission. A prospectus supplement relating to the offering was filed with the SEC on May 17, 2011 and is available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Needham & Company, LLC, 445 Park Avenue, New York, NY 10022, (800) 903-3268.

About TranSwitch

TranSwitch Corporation (NASDAQ: TXCC) is a leading provider of semiconductor solutions in rapidly growing segments of the consumer electronics and telecommunications markets. Founded in

1988, TranSwitch® is headquartered in Shelton, CT. The company designs and develops innovative silicon integrated circuits and intellectual property solutions to deliver superior voice and video quality for the next generation of multimedia over IP, while providing the customer support needed for  rapid time-to-market. For more information, please visit: www.transwitch.com.

Safe Harbor

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

TranSwitch is a registered trademark of TranSwitch Corporation.

For more information contact:

Robert A. Bosi
Vice President and Chief Financial Officer
Phone: 203.929.8810 ext. 2465

Ted Chung
Vice President Business Development
Phone: 203.929.8810 ext. 2004